Exhibit 99.3
Gray
Television, Inc.

NEWS RELEASE
Gray Issues Correction To Previously Reported Operating Results For the Three Months
and Nine months Ended September 30, 2006
     Atlanta, Georgia — November 8, 2006... Gray Television, Inc. (“Gray”) (NYSE: GTN) today announced results from operations for the three months (“third quarter”) and nine months ended September 30, 2006 as compared to the three months and nine months ended September 30, 2005. The Comments on Guidance section of the release contained an error concerning Gray's projected fourth quarter local and national advertising revenues. The erroneous text contained in the Comments on Guidance section read as follows:
     On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU local revenue for all stations, excluding political revenue, is expected to increase approximately 4% over the pro forma results for the fourth quarter of 2005 while national advertising revenue is expected to decrease 1% over the same period.
     The text should read as follows:
     On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU local revenue for all stations, excluding political revenue, is expected to decrease approximately 2% over the pro forma results for the fourth quarter of 2005 while national advertising revenue is expected to decrease 7% over the same period reflecting in part the usage of available commercial time for political advertising in lieu of local and national advertising.

For information contact:
Bob Prather	Jim Ryan
President	Chief Financial Officer
(404) 266-8333	(404) 504-9828
4370 Peachtree Road, NE* Atlanta, GA 30319
(404) 504-9828* (404) 261-9607